Exhibit 99.1
Federal Home Loan Bank of San Francisco Announces Third Quarter 2021 Operating Results
SAN FRANCISCO, October 28, 2021 — The Federal Home Loan Bank of San Francisco (Bank) today announced its operating results for the third quarter of 2021. Net income for the third quarter of 2021 was $71 million, compared with net income of $161 million for the third quarter of 2020.
The $90 million decrease in net income relative to the prior-year period reflected a decrease in other income/(loss) of $73 million and a decrease in net interest income of $27 million. These decreases to net income were partially offset by a $10 million reduction in the Affordable Housing Program assessment, which reflected the decline in pre-assessment income.
The $73 million decrease in other income/(loss) was primarily a result of the Bank's receipt of disgorgement proceeds in connection with a Securities and Exchange Commission enforcement action, in the amount of $85 million, in the third quarter of 2020. This decrease in other income/(loss) was partially offset by an increase in net fair value gains associated with non-hedge qualifying derivatives and a decrease in net fair value losses associated with financial instruments carried at fair value. The $27 million decrease in net interest income primarily reflected a decrease in interest-earning assets and a decrease in net gains on designated fair value hedges of $11 million. These decreases to net interest income were partially offset by an improvement in interest spreads on interest-earning assets.
At September 30, 2021, total assets were $54.5 billion, a decrease of $14.1 billion from $68.6 billion at December 31, 2020. Advances decreased $8.4 billion, to $22.6 billion at September 30, 2021, from $31.0 billion at December 31, 2020, as many members maintained significant deposit balances and liquidity resulting from the ongoing economic and financial market impacts of the COVID-19 pandemic, including government intervention. In addition, total investments decreased $4.8 billion, to $30.4 billion at September 30, 2021, from $35.2 billion at December 31, 2020. The majority of the decrease in investments reflected a reduction in U.S. Treasury securities of $6.1 billion and securities purchased under agreements to resell of $0.8 billion, which was partially offset by an increase in Federal funds sold of $4.3 billion, as the Bank continued to manage its liquidity. Mortgage-backed securities (MBS) also contributed to the decline in investments by $2.3 billion. Furthermore, mortgage loans held for portfolio decreased $0.8 billion, to $1.1 billion at September 30, 2021, from $1.9 billion at December 31, 2020, as the Bank stopped purchasing new loans for its own portfolio on March 31, 2021.
Accumulated other comprehensive income/(loss) (AOCI) increased by $89 million during 2021, to $319 million at September 30, 2021, from $230 million at December 31, 2020. The increase in AOCI during 2021 primarily reflected higher fair values of MBS classified as available-for-sale.
As of September 30, 2021, the Bank complied with all of its regulatory capital requirements. The Bank’s total regulatory capital ratio was 11.1%, exceeding the 4.0% requirement. The Bank had $6.1 billion in permanent capital, exceeding its risk-based capital requirement of $1.1 billion. Total retained earnings as of September 30, 2021, were $3.8 billion.
Today, the Bank’s board of directors declared a quarterly cash dividend on the capital stock outstanding during the third quarter of 2021 at an annualized rate of 6.00%. The quarterly dividend rate is consistent with the Bank's dividend philosophy of endeavoring to pay a quarterly dividend at a rate between 5% and 7% annualized. The quarterly dividend will total $36 million. The Bank expects to pay the dividend on November 10, 2021.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Sept. 30, 2021	Dec. 31, 2020
Total Assets	$54,459	$68,634
Advances	22,613	30,796
Mortgage Loans Held for Portfolio, Net	1,134	1,935
Investments, Net[1]	30,364	35,228
Consolidated Obligations:
Bonds	22,025	44,408
Discount Notes	24,814	16,213
Capital Stock – Class B – Putable	2,253	2,284
Unrestricted Retained Earnings	3,059	2,919
Restricted Retained Earnings	743	761
Accumulated Other Comprehensive Income/(Loss)	319	230
Total Capital	6,374	6,194

Selected Other Data at Period End	Sept. 30, 2021	Dec. 31, 2020
Regulatory Capital Ratio[2]	11.12%	8.69%

	Three Months Ended		Nine Months Ended
Selected Operating Results for the Period	Sept. 30, 2021	Sept. 30, 2020	Sept. 30, 2021	Sept. 30, 2020
Net Interest Income	$120	$147	$403	$338
Provision for/(Reversal of) Credit Losses	—	(2)	(8)	30
Other Income/(Loss)	(3)	70	(50)	79
Other Expense	38	40	116	119
Affordable Housing Program Assessment	8	18	25	27
Net Income/(Loss)	$71	$161	$220	$241

	Three Months Ended		Nine Months Ended
Selected Other Data for the Period	Sept. 30, 2021	Sept. 30, 2020	Sept. 30, 2021	Sept. 30, 2020
Net Interest Margin[3]	0.85%	0.69%	0.92%	0.44%
Operating Expenses as a Percent of Average Assets	0.25	0.17	0.24	0.14
Return on Average Assets	0.49	0.76	0.50	0.32
Return on Average Equity	4.34	10.59	4.59	5.08
Annualized Dividend Rate[4]	6.00	5.00	5.65	5.68
Average Equity to Average Assets Ratio	11.32	7.16	10.78	6.23

1.    Investments consist of Federal funds sold, interest-bearing deposits, trading securities, available-for-sale securities, held-to-maturity securities, and securities purchased under agreements to resell.
2.    This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability) but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of September 30, 2021, was $6.1 billion.
3.    Net interest margin is net interest income (annualized) divided by average interest-earning assets.
4.    Cash dividend declared, recorded, and paid during the period, on the capital stock outstanding during the previous quarter.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. The tools and resources we provide to our member financial institutions–commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions–foster homeownership, expand access to quality housing, seed or sustain small businesses, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant and resilient.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend philosophy and dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “endeavoring,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized, including future dividends. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; future operating results; allowance for credit losses; and the impact of the COVID-19 pandemic. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Mary Long, (415) 616-2556
longm@fhlbsf.com